Exhibit 10.4

THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITITES LAWS (COLLECTIVELY, THE “ACTS”) AND MAY NOT BE OFFERED FOR SALE OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE ACTS OR AN OPINION OF COUNSEL ACCEPTABLE TO ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

SUBORDINATED PROMISSORY NOTE NO. 10

$30,000,000.00	December 1, 2001

VIEWSONIC CORPORATION, a Delaware corporation (“Issuer”), hereby absolutely and unconditionally promises to pay to KEYPOINT INVESTMENTS, L.P., a California limited partnership, or order (“Holder”), the sum of Thirty Million Dollars ($30,000,000) under the following terms and conditions:

1.             Payments of Interest.  Issuer shall pay interest on the unpaid principal balance of this Note (i) from April 12, 1999 until November 30, 2001 computed for the actual number of days elapsed on the basis of a 365/366 day year, at a rate per annum equal to six and twenty-five hundredths percent (6.25%) and (ii) from December 1, 2001 until fully paid computed for the actual number of days elapsed on the basis of a 365/366 day year, at a rate per annum equal to three and ninety-seven hundredths percent (3.97%). Accrued interest from the date hereof shall be due and payable quarterly on the last day of each calendar quarter until the Note is paid in full, or on such earlier date that this Note is paid in full.

2.             Payments of Principal.  Issuer shall pay the principal amount of this Note, and all accrued and unpaid interest on, this Note on April 12, 2008 (the “Due Date”). In addition, Issuer may prepay all or any portion of the principal balance of this Note, and accrued and unpaid interest thereon, at any time or from time to time, without penalty. Any such repayment shall be first applied to the payment of any accrued and unpaid interest and then to the unpaid balance of the principal amount.

3.             Acceleration.  The whole sum of the outstanding balance of the Note shall become immediately due and payable at the option of Holder, without notice upon the occurrence of any of the following events:

(a)           Issuer fails to make any payment required under the terms of this Note within ten days after Issuer receives notice of such failure;

(b)           Issuer fails to perform or observe any term, covenant, condition, agreement or prohibition contained in this Note, other than those described in subsection 3(a) hereof, within 30 days after written notice of such failure; provided, however, that Issuer shall not be in default of any such obligation if:  (i) such default is curable but cannot reasonably be cured within said 30-day period; and (ii) within said 30-day period Issuer promptly and in good faith undertakes to cure such default and thereafter diligently and continuously prosecutes such cure to completion; or

(c)           (i) Issuer makes any general arrangement or assignment for the benefit of creditors; or (ii) Issuer becomes a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Issuer, the same is dismissed within 90 days); or (iii) a trustee or receiver is appointed to take possession of Issuer’s right, title and interest in substantially all of Issuer assets, where possession is not restored to Issuer within 90 days, regardless of whether or not such appointment is applied for or consented to by Issuer; or (iv) substantially all of Issuer’s assets are subject to attachment, sequestration, execution or other judicial seizure; provided, however, that if any provision of this subsection 3(c) is contrary to any applicable law, then such provision shall be of no force or effect.

The failure of Holder to accelerate this Note shall not constitute a waiver of any of Holder’s rights under this Note as long as Issuer’s default under this Note continues.

4.             Manner of Payment.  Payments of principal and interest shall be paid by check payable in lawful money of the United States of America and shall be made at such place as Holder shall have designated to Issuer. Any payments due hereunder which are due on a day which is not a business day shall be payable on the first succeeding business day and such extension of time shall be included in the computation of interest due hereunder.

5.             Subordination.  This Note is subordinated to that certain Second Amended and Restated Business Loan Agreement (Receivables and Inventory), as amended from time to time, dated December 15, 1998, by and between the Bank of America National Trust and Savings Association (the “Bank”) and Issuer, pursuant to a Subordination Agreement entered into by and among the Bank, Holder and Issuer. A copy of the Subordination Agreement is on file at the principal office of Issuer.

6.             Waiver.  In consideration for the reduction of the interest rate described in Section 1, Issuer hereby waives any offsets or defenses against the payment of this Note or claims against Holder in connection with this Note existing as of the date hereof.

7.             Notices.  Notices of this Note shall be in writing and delivered in person or sent by certified mail, return receipt requested, by overnight express service, or by telecopier addressed to the Issuer at 381 Brea Canyon Road, Walnut, California 91789 and to Holder at 381 Brea Canyon Road, Walnut, California 91789. Addresses for the giving of notices may be changed in the same manner. Notice given by mailing shall be deemed effective five days after posting. Notice given by overnight express services shall be deemed effective on the first business day after delivery to the overnight express service during normal business hours. Notice given by telecopier shall be deemed effective on the day of transmittal if transmitted during the recipient’s normal business hours; otherwise, it shall be deemed effective on the first business day after transmittal.

8.             Governing Law.  In all respects, including all matters of construction, validity and performance, this Note and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to principles thereof regarding conflicts of laws that would require the application of the laws of a jurisdiction other than such state.

9.             General Conditions.

(a)           The terms of this Note apply to, inure to the benefit of and bind all parties hereto, their respective heirs, legatees, devisees, administrators, executors, successors and assigns.

(b)           Time is of the essence of each obligation of Issuer hereunder.

(c)           Notwithstanding any provision hereof, the total liability for payments in the nature of interest shall not exceed the applicable limits now imposed by any applicable state or federal interest rate laws. If any payments in the nature of interest and other charges made hereunder are held to be in excess of the applicable limits imposed by any applicable state or federal interest rate laws, it is agreed that any such amount held to be in excess shall be considered payments of principal hereunder and the indebtedness evidenced hereby shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest and other charges shall not exceed the applicable limits imposed by any applicable state or federal interest rate laws in compliance with the desires of Holder and Issuer.

(d)           The captions or headings at the beginning of each section or subsection hereof are for the convenience of the parties only and are not to be construed as defining, limiting or expanding, in any way, the scope or intent of the provisions hereof.

IN WITNESS WHEREOF, Issuer has caused this Note to be executed and delivered by its duly authorized representative on the date first above written.

VIEWSONIC CORPORATION,
a Delaware corporation

By:	/s/ James A. Morlan
James Morlan, Chief Financial Officer